Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE


            AEROCENTURY CORP. REPORTS RESULTS FOR THE FIRST QUARTER


         (BURLINGAME, CA), April 26, 2004 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported results for first quarter 2004.

         For the quarter ended March 31, 2004, the Company reported revenues of $2.1 million as compared to revenues of $2.5 million for the same period a year ago. The change in revenue reflects the combined effect of lower lease rates for aircraft re-leased during 2003 and aircraft off lease during 2004. These decreases more than offset an increase resulting from the re-lease during 2003 of several aircraft which had been off lease during the first quarter of 2003.

         The Company reported net income of $30,120 or $0.02 per share for the first quarter of 2004 versus net income of $175,120 or $0.11 per share in the same quarter a year ago.

         Although operating lease revenue was lower compared to the prior year, that decrease was partially offset by decreases in operating expenses. Depreciation was relatively unchanged in 2004 as compared to 2003. Maintenance expense was $76,230 lower in 2004 versus 2003 as a result of accruals in 2003 to prepare aircraft for delivery to new lessees.

         Management fees were $24,280 lower in 2004 versus 2003 as a result of normal portfolio depreciation. Interest expense was $40,140 higher in 2004 versus 2003 as a result of higher average interest rates arising from the renegotiation of the Company's credit facility in the third quarter of 2003, which was partially offset by a lower average outstanding balance on such facility.

         Professional fees and general and administrative expenses were relatively unchanged in 2004 as compared to 2003. Bad debt expense was $100,000 higher in 2003 due to an allowance for doubtful accounts in connection with the end-of-lease return of an aircraft from a Brazilian regional air carrier.

         AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are on lease to regional airlines and commercial users worldwide.

                                     (more)



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(See tables below.)
                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)

                 Condensed Consolidated Statements of Operations

                                          For the Three Months
                                                Ended March 31,
                                              2004           2003
                                              ----           ----

Total revenues                         $     2,130,030  $      2,475,870
                                       ---------------  ----------------

Expenses:
     Depreciation                              845,080           840,800
     Interest                                  551,140           511,000
     Management fees                           462,780           487,060
     Professional fees and
        general and administrative             141,180           144,280
     Insurance expense                          74,020            71,480
     Maintenance                                24,780           101,010
     Bad debt expense                                -           100,000
                                       ---------------  ----------------

                                             2,098,980         2,255,630

Income before taxes                             31,050           220,240

Tax provision                                      930            45,120
                                       ---------------  ----------------

Net income                             $        30,120  $        175,120
                                       ===============  ================

Weighted average common
     shares outstanding                      1,543,257         1,543,257
                                       ===============  ================

Basic earnings per share               $          0.02  $           0.11
                                       ===============  ================


Summary Balance Sheet

                                March 31, 2004               December 31, 2003         March 31, 2003
                                --------------               -----------------         --------------
 Total assets                      $ 72,761,050                $ 73,659,210            $ 76,469,820
 Total liabilities                 $ 54,200,120                $ 55,128,400            $ 56,423,590
 Shareholders' equity              $ 18,560,930                $ 18,530,810            $ 20,046,230
